Exhibit 1.1

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and the New York Stock Exchange, Inc. take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

THE TRANSACTIONS CONTEMPLATED BY THIS ANNOUNCEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror, HWL or HTIL nor is it a solicitation of any vote or approval in any jurisdiction. This announcement also does not constitute any solicitation or recommendation under rules and regulations of the SEC.

JOINT ANNOUNCEMENT

PROPOSED PRIVATISATION OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

BY

HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)

AT THE PRICE OF HK$2.20 PER SCHEME SHARE

(INCLUDING SCHEME SHARES UNDERLYING HTIL ADSs)

AND

CONDITIONAL OFFER TO CANCEL

ALL OUTSTANDING SHARE OPTIONS OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

CLOSURE OF REGISTERS OF MEMBERS OF
HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

Financial Adviser to Hutchison Telecommunications Holdings Limited

Goldman Sachs (Asia) L.L.C.

Independent Financial Adviser to the Independent Board Committee of Hutchison Telecommunications International Limited

HTIL announces the respective dates for closure of registers of members for the purpose of (i) determining the entitlements to attend and vote at the Court Meeting and the EGM; and (ii) qualifying for entitlements under the Scheme if the Share Proposal becomes unconditional and the Scheme becomes effective.

HTIL, the Offeror and HWL have filed an amendment to Schedule 13E-3 with the U.S. Securities and Exchange Commission (the “SEC”) in response to comments received from its staff.

INTRODUCTION

Reference is made to the joint announcements of HWL, the Offeror and HTIL on 8 January 2010, 28 January 2010 and 15 March 2010 respectively, the announcement of HTIL on 15 January 2010, and the Scheme Document dated 15 March 2010. Terms defined in the Scheme Document have the same meanings when used in this announcement, unless otherwise defined herein.  All times and dates stated in this announcement are Hong Kong times and dates except where otherwise stated.

CLOSURE OF REGISTERS OF MEMBERS OF HTIL

For the purpose of determining the entitlements of (i) Scheme Shareholders to attend and vote at the Court Meeting (currently convened to be held at 11:00 a.m. on Wednesday, 12 May 2010); and (ii) of the HTIL Shareholders to attend and vote at the EGM (currently convened to be held at 11:45 a.m. (or so soon thereafter as the Court Meeting shall have been concluded or adjourned) on Wednesday, 12 May 2010), the registers of members of HTIL will be closed from Friday, 7 May 2010 to Wednesday, 12 May 2010 (both days inclusive). During such period no transfer of HTIL Shares will be effected.

In order to qualify to attend and vote at the Court Meeting and at the EGM, all transfers of HTIL Shares accompanied by the relevant share certificates must be lodged with the Hong Kong share registrar of HTIL, Computershare Hong Kong Investor Services Limited, at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong (“Share Registrar”) by not later than 4:30 p.m. on Thursday, 6 May 2010.

If the Proposals are approved, and become unconditional, the expected last day for dealing in the HTIL Shares on the Stock Exchange will be Monday, 17 May 2010. To qualify for entitlements under the Scheme if the Share Proposal becomes unconditional and the Scheme becomes effective, all transfers of HTIL Shares accompanied by the relevant share certificates must be lodged with the Share Registrar by not later than 4:30 p.m. on Thursday, 20 May 2010. The registers of members of HTIL will be closed from Monday, 24 May 2010 for determining entitlements to qualify under the Scheme.  The withdrawal of listing of the HTIL Shares on the Stock Exchange is expected to be effective from 9:30 a.m. on Tuesday, 25 May 2010.

HTIL ADS HOLDERS

HTIL ADS Voting Instruction Cards should be returned to the HTIL ADS Depositary in accordance with the instructions on the HTIL ADS Voting Instruction Cards as soon as possible and in any event no later than 10:00 a.m. (New York time) on Tuesday, 4 May 2010. If an HTIL ADS Holder does not return the HTIL ADS Voting Instruction Card by this time, the HTIL Shares underlying his or her HTIL ADSs will not be voted at the Court Meeting or the EGM.

The HTIL ADS facility will be closed for withdrawals of HTIL Shares from 5:00 p.m. (New York time) on Wednesday, 28 April 2010 to 9:00 a.m. (New York time) on Thursday, 6 May 2010.  HTIL ADS Holders who wish to attend and vote at the Court Meeting and at the EGM directly must cancel their HTIL ADSs and withdraw the underlying HTIL Shares before 5:00 p.m. (New York time) on Wednesday, 28 April 2010 and have those HTIL Shares registered in their own name before 4:30 p.m. on Thursday, 6 May 2010.  Such HTIL ADS Holders should contact the HTIL ADS Depositary at Citibank Shareholder Services, 111 Wall Street, New York, NY 10043, United States, or by phone at 1-877-CITI-ADR (toll free) or outside the US at 1-781-575-4555.  HTIL ADS Holders wishing to cancel their HTIL ADSs and withdraw the underlying HTIL Shares will be required to pay the HTIL ADS Depositary a cancellation fee of US$5.00 per 100 HTIL ADSs cancelled and will also be responsible for covering any fees charged by their financial intermediaries and any other governmental charges and taxes related to such cancellation and withdrawal.

The HTIL ADS facility will also be closed for deposits and withdrawals beginning at 5:00 p.m. (New York time) on Monday, 17 May 2010, and such closure will be permanent if the Share Proposal becomes unconditional and the Scheme becomes effective.

GENERAL

In order to comply with the requirements of the U.S. Securities Exchange Act of 1934, HTIL, the Offeror and HWL filed a Form Schedule 13E-3 with the SEC on 15 March 2010 (New York time) (the “Schedule 13E-3”).  On 20 April 2010 (New York time), HTIL, the Offeror and HWL filed an amendment to the Schedule 13E-3 with the SEC (the “Schedule 13E-3 Amendment”) in response to comments issued on 14 April 2010 (New York time) by the staff of the SEC following its review of the Schedule 13E-3.  A copy of the Schedule 13E-3 (including its exhibits) and the Schedule 13E-3 Amendment is available from HTIL’s website (www.htil.com) and the SEC’s website (www.sec.gov).

The respective boards of directors of HWL, HTIL and the Offeror believe that no material new information or significant new opinions (as such expressions are respectively contemplated under the Takeovers Code) are disclosed in the Schedule 13E-3 Amendment, and that all of the material information reasonably necessary to make an informed decision about the merits of the Scheme and the Proposals, and whether or not to attend and vote at the Court Meeting and the EGM, is contained in the Scheme Document dated 15 March 2010 which is available (in both English and Chinese versions) from the Stock Exchange’s website

(www.hkexnews.hk), HWL’s website (www.hutchison-whampoa.com), and HTIL’s website (www.htil.com); and (in English only version) as an exhibit to the Schedule 13E-3.

By Order of the Board of Hutchison Whampoa Limited Edith Shih Company Secretary	By Order of the Board of Hutchison Telecommunications Holdings Limited Richard Chan Director

By Order of the Board of

Hutchison Telecommunications

International Limited

Edith Shih

Company Secretary

Hong Kong, 22 April 2010

As at the date of this announcement, the directors of HWL are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:

Mr LI Ka-shing (Chairman)	Mr George Colin MAGNUS	The Hon Sir Michael David
Mr LI Tzar Kuoi, Victor (Deputy	Mr William SHURNIAK	KADOORIE
Chairman)		Mr Holger KLUGE
Mr FOK Kin-ning, Canning		Mrs Margaret LEUNG KO May Yee
Mrs CHOW WOO Mo Fong, Susan		Mr William Elkin MOCATTA
Mr Frank John SIXT		(Alternate to The Hon Sir Michael
Mr LAI Kai Ming, Dominic		David Kadoorie)
Mr KAM Hing Lam		Mr WONG Chung Hin

The directors of HWL jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement , the directors of the Offeror are:

Mrs CHOW WOO Mo Fong, Susan

Mr Frank John SIXT

Mr CHAN Wai Chi, Richard

Mr HO Wai Leung, Edmond

Mr SNG Cheng Khoong, Robin

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group or by HWL) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement, the directors of HTIL are:

Executive Directors:	Non-executive Directors:	Independent non-executive	Alternate Director:

Mr LUI Dennis Pok Man	Mr FOK Kin-ning, Canning	Directors:	Mr WOO Chiu Man, Cliff
Mr Christopher John FOLL	(Chairman)	Mr KWAN Kai Cheong	(Alternate to
Mr CHAN Ting Yu	Mrs CHOW WOO Mo	Mr John W. STANTON	Mr. Christopher John Foll)
(also Alternate to Mr Lui	Fong, Susan	Mr Kevin WESTLEY
Dennis Pok Man)	(also Alternate to Mr Fok Kin-ning, Canning and Mr Frank John Sixt)
Mr Frank John SIXT

The directors of HTIL jointly and severally accept full responsibility for the accuracy of the information contained in this announcement relating to the HTIL Group and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement by the HTIL Group have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement relating to the HTIL Group misleading.